Exhibit 10.5

SECOND AMENDMENT TO THE PHH CORPORATION
EQUITY COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS
(Under the PHH Corporation 2014 Equity and Incentive Plan)

THIS SECOND AMENDMENT is made this March 8, 2018, by PHH CORPORATION, a corporation duly organized and existing under the laws of the State of Maryland (the “Primary Sponsor”).

INTRODUCTION

The Primary Sponsor maintains the PHH Corporation Equity Compensation Program for Non-Employee Directors (the “Program”) under the PHH Corporation 2014 Equity and Incentive Plan. The Primary Sponsor now desires to amend the Program to freeze it so that no further equity based awards may be made with respect to Director Fees (as defined in the Program) under the Program.

The Human Capital and Compensation Committee of the Primary Sponsor has the right to amend the Program pursuant to Section 7.1 thereof.

THEREFORE, the Primary Sponsor hereby amends the Program, effective as of the date of the annual meeting of the stockholders occurring in 2018, or if no such annual meeting has occurred on or before July 1, 2018, effective as of July 1, 2018, by adding the following to the end of Section 1.2:

“Notwithstanding the foregoing, the terms of this Program shall not be effective for any equity based awards made with respect to Director Fees paid for services performed on or after the 2018 Annual Meeting, or if no such Annual Meeting has occurred on or before July 1, 2018, for services performed on or after July 1, 2018.”

Except as specifically amended hereby, the Program shall remain in full force and effect prior to this Second Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this Second Amendment to be executed on the day and year first above written.

PHH CORPORATION

By:     /s/ Robert B. Crowl
Print Name:     Robert B. Crowl
Title:     President & Chief Executive Officer